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                                                                    EXHIBIT 99.1


         HANOVER CAPITAL MORTGAGE HOLDINGS FILES REGISTRATION STATEMENT
                      FOR PROPOSED OFFERING OF COMMON STOCK

     EDISON, NEW JERSEY, JULY 24, 2003 - Hanover Capital Mortgage Holdings, Inc. (AMEX: HCM) announced that yesterday it filed a registration statement with the Securities and Exchange Commission for a proposed public offering of 3,000,000 shares of common stock by the company. The proposed public offering is being managed by JMP Securities LLC and Stifel, Nicolaus & Company, Incorporated.

The underwriters will have an option to purchase up to an additional 450,000 shares of common stock from the company to cover any over-allotments of shares. The company intends to use the proceeds from the offering primarily to purchase subordinated mortgage-backed securities and other mortgage-related assets. When available, a copy of the prospectus may be obtained from either of the following:

JMP Securities LLC                      Stifel, Nicolaus & Company, Incorporated
One Embarcadero Center, Suite 2100      501 North Broadway, 9th Floor
San Francisco, California 94111         St. Louis, Missouri 63102

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Hanover Capital Mortgage Holdings, Inc. is a mortgage REIT with offices throughout the country staffed by seasoned mortgage capital markets professionals. The company invests in mortgage-backed securities and mortgage loans and engages in fee income-generating activities through its subsidiaries, HanoverTrade, Inc. and Hanover Capital Partners Ltd. HanoverTrade operates an Internet exchange for trading mortgage loans, mortgage servicing rights and related assets, and provides state-of-the-art technologies supported by experienced valuation, operations and trading professionals. HanoverTrade also provides a full range of asset valuation, analysis and marketing services for mortgage-related assets. Hanover Capital Partners provides consulting and advisory services, focusing on loan sale advisory, loan file due diligence reviews, staffing solutions and mortgage assignment and collateral rectification services.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, such as statements that describe plans, objectives or intentions, uncertainties or other factors which may cause actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statement. For more complete information concerning factors, which could affect the Hanover Capital Mortgage Holdings, Inc.'s results, reference is made to the Hanover Capital Mortgage Holdings, Inc.'s registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts.

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